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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 2*

                                       to

                                 SCHEDULE 13G**

                    Under the Securities Exchange Act of 1934

                               Denali Incorporated
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                    248221103
                                 (CUSIP Number)

                                 August 4, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** This Amendment No. 2 to Schedule 13G (this "Amendment No. 2") is being filed solely to reflect the signatures on page 9 and Exhibit 3 of that certain Amendment No. 1 to Schedule 13G ("Amendment No. 1") filed by the reporting persons named herein on February 15, 2001. Such signatures had been obtained as of the date of the filing of Amendment No. 1 but were omitted from such filing. The substantive disclosures set forth in this Amendment No. 2 are, in all other material respects, identical to the disclosures set forth in Amendment No. 1.

                                                                  (Page 2 of 10)



CUSIP No.  248221103                   13G
--------------------


1)   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Ernest H. Cockrell

--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a) [x]
         (b) [ ]

--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           5)  SOLE VOTING POWER
  NUMBER OF                         1,261,249 shares of Common Stock
   SHARES                  -----------------------------------------------------
BENEFICIALLY               6)  SHARED VOTING POWER
  OWNED BY                          0 shares of Common Stock
    EACH                   -----------------------------------------------------
  REPORTING                7)  SOLE DISPOSITIVE POWER
   PERSON                           1,261,249 shares of Common Stock
    WITH                  ------------------------------------------------------
                           8)  SHARED DISPOSITIVE POWER
                                    0 shares of Common Stock

--------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,261,249 shares of Common Stock

--------------------------------------------------------------------------------
10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
         [ ]

--------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         19.9%

--------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON (See Instructions)
         IN

--------------------------------------------------------------------------------

                                                                  (Page 3 of 10)



CUSIP NO. 248221103                13G
-------------------

1)   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Texas Production Company

--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a) [x]
         (b) [ ]

--------------------------------------------------------------------------------
3)   SEC USE ONLY


--------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas

--------------------------------------------------------------------------------
                           5)  SOLE VOTING POWER
  NUMBER OF                         1,261,249 shares of Common Stock
   SHARES                  -----------------------------------------------------
BENEFICIALLY               6)  SHARED VOTING POWER
  OWNED BY                          0 shares of Common Stock
    EACH                   -----------------------------------------------------
  REPORTING                7)  SOLE DISPOSITIVE POWER
   PERSON                           1,261,249 shares of Common Stock
    WITH                   -----------------------------------------------------
                           8)  SHARED DISPOSITIVE POWER
                                    0 shares of Common Stock

--------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,261,249 shares of Common Stock

--------------------------------------------------------------------------------
10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
         [ ]

--------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         19.9%

--------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON (See Instructions)
         CO

--------------------------------------------------------------------------------

                                                                  (Page 4 of 10)


CUSIP NO 248221103
------------------


1)   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Cockrell Investment Partners, L.P.

--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a) [x]
         (b) [ ]

--------------------------------------------------------------------------------
3)   SEC USE ONLY


--------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas

--------------------------------------------------------------------------------
                           5)  SOLE VOTING POWER
  NUMBER OF                         1,124,849 shares of Common Stock
   SHARES                  -----------------------------------------------------
BENEFICIALLY               6)  SHARED VOTING POWER
  OWNED BY                          0 shares of Common Stock
    EACH                   -----------------------------------------------------
  REPORTING                7)  SOLE DISPOSITIVE POWER
   PERSON                           1,124,849 shares of Common Stock
    WITH                   -----------------------------------------------------
                           8)  SHARED DISPOSITIVE POWER
                                    0 shares of Common Stock

--------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,124,849

--------------------------------------------------------------------------------
10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
         [ ]

--------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         17.8%

--------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON (See Instructions)
         PN

--------------------------------------------------------------------------------

                                                                  (Page 5 of 10)



CUSIP NO 248221103                 13G
------------------


1)   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Cockrell Equity Partners, L.P.

--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a) [x]
         (b) [ ]

--------------------------------------------------------------------------------
3)   SEC USE ONLY


--------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas

--------------------------------------------------------------------------------
                           5)  SOLE VOTING POWER
  NUMBER OF                         136,400 shares of Common Stock
   SHARES                  -----------------------------------------------------
BENEFICIALLY               6)  SHARED VOTING POWER
  OWNED BY                          0 shares of Common Stock
    EACH                   -----------------------------------------------------
  REPORTING                7)  SOLE DISPOSITIVE POWER
   PERSON                           136,400 shares of Common Stock
    WITH                   -----------------------------------------------------
                           8)  SHARED DISPOSITIVE POWER
                                    0 shares of Common Stock

--------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         136,400

--------------------------------------------------------------------------------
10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
         [ ]

--------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.2%

--------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON (See Instructions)
         PN

--------------------------------------------------------------------------------

                                                                  (Page 6 of 10)

Item 1(a)      Name of Issuer:

               Denali Incorporated, a Delaware corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:

               1360 Post Oak Blvd., Suite 2250, Houston, Texas  77056

Item 2(a)      Name of Persons filing:

               (i)     Ernest H. Cockrell

               (ii)    Texas Production Company

               (iii)   Cockrell Investment Partners, L.P.

               (iv)    Cockrell Equity Partners, L.P.

Item 2(b)      Address of Principal Business Office or, if none, Residence:

               (i)     Ernest H. Cockrell
                       c/o Cockrell Oil Corporation
                       1600 Smith, Suite 4600
                       Houston, Texas  77002

               (ii)    Texas Production Company
                       c/o Cockrell Oil Corporation
                       1600 Smith, Suite 4600
                       Houston, Texas  77002

               (iii)   Cockrell Investment Partners
                       c/o Cockrell Oil Corporation
                       1600 Smith, Suite 4600
                       Houston, Texas  77002

               (iv)    Cockrell Equity Partners
                       c/o Cockrell Oil Corporation
                       1600 Smith, Suite 4600
                       Houston, Texas  77002

Item 2(c)      Citizenship:

               Ernest H. Cockrell is a United States citizen.

               Texas Production Company is a corporation organized under the laws of the State of Texas.

                                                                  (Page 7 of 10)


               Cockrell Investment Partners, L.P. is a limited partnership organized under the laws of the State of Texas.

               Cockrell Equity Partners, L.P. is a limited partnership organized under the laws of the State of Texas.

Item 2(d)      Title of Class of Securities:

               Common Stock, $0.01 par value per share

Item 2(e)      CUSIP Number:

               248221103

Item 3. If this statement was filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)  [ ]  Broker or Dealer registered under Section 15 of the Act
                         (15 U.S.C. 78o).

               (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act (15
                         U.S.C. 78c).

               (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                         Act (15 U.S.C. 78c).

               (d)  [ ]  Investment Company registered under Section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e)  [ ]  An investment adviser in accordance with Section
                         240.13d-1(b)(1)(ii)(E);

               (f)  [ ]  An employee benefit plan or endowment fund in
                         accordance with Section 240.13d-1(b)(1)(ii)(F);

               (g)  [ ]  A parent holding company or control person in
                         accordance with Section 240.13d-1(b)(ii)(G);

               (h)  [ ]  A savings association as defined in Section 13(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)  [ ]  Group, in accordance with Section
                         240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box: [x]

Item 4.        Ownership.

               See Exhibit 1.

                                                                  (Page 8 of 10)


Item 5.        Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               See Exhibit 2.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               Each Reporting Person hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                                                                  (Page 9 of 10)


                                   SIGNATURES

After reasonable inquiry and to the best of knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 15, 2001

                                       /s/ Ernest H. Cockrell
                                       -----------------------------------------
                                       Ernest H. Cockrell


                                       TEXAS PRODUCTION COMPANY


                                       By: /s/ Ernest H. Cockrell
                                          --------------------------------------
                                           Ernest H. Cockrell,
                                           Chairman



                                       COCKRELL INVESTMENT PARTNERS, L.P.


                                       By: TEXAS PRODUCTION COMPANY,
                                           Its General Partner

                                           By: /s/ Ernest H. Cockrell
                                               ---------------------------------
                                               Ernest H. Cockrell,
                                               Chairman


                                       COCKRELL EQUITY PARTNERS, L.P.


                                       By: TEXAS PRODUCTION COMPANY,
                                           Its General Partner

                                           By: /s/ Ernest H. Cockrell
                                               ---------------------------------
                                               Ernest H. Cockrell,
                                               Chairman

                                                                 (Page 10 of 10)


                                  EXHIBIT INDEX


EXHIBIT             DESCRIPTION
NUMBER              -----------
Exhibit 1   --      Ownership
Exhibit 2   --      Identification of Members of the Group
Exhibit 3   --      Joint Statement Pursuant to Rule 13d-1(k)(1)